The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell the notes and we are not soliciting an offer to buy the notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated September 8, 2017

September 2017 Registration Statement No. 333-212571 Pricing Supplement dated September , 2017 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in International Equities

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

Unlike conventional debt securities, the notes will pay no interest. Instead, if the final underlier value is greater than the initial average underlier value, at maturity investors will receive the stated principal amount plus a supplemental redemption amount equal to 100% of the appreciation of the underlier, subject to the maximum payment at maturity. However, if the final underlier value is less than or equal to the initial average underlier value, at maturity investors will receive only the stated principal amount and will receive no supplemental redemption amount. The notes are for investors who are concerned about principal risk but seek an equity-index-based return, and who are willing and able to forgo current income and upside above the maximum payment at maturity in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 4 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the notes. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference asset*:	MSCI Europe Index (Bloomberg ticker symbol “MXEU<Index>”) (the “underlier”)
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Initial issue price:	$10 per note (see “Commissions and initial issue price” below)
Pricing date†:	September , 2017 (the notes are expected to price on or about September 11, 2017)
Original issue date†:	September , 2017 (the notes are expected to settle on or about September 14, 2017)
Valuation date†:	September 13, 2021
Maturity date†:	September 16, 2021
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per note determined as follows:

•          If the final underlier value is greater than the initial average underlier value:

the lesser of (a) $10 + supplemental redemption amount and (b) maximum payment at maturity

•          If the final underlier value is less than or equal to the initial average underlier value:

$10

In no event will the payment at maturity be less than the stated principal amount or greater than the maximum payment at maturity. Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 4 of this document.
Maximum payment at maturity:	At least $15.335 per note (at least 153.35% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Supplemental redemption amount:	(i) $10 times (ii) the underlier return times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 and will be limited by the maximum payment at maturity.
Participation rate:	100%
Underlier return:	(final underlier value – initial average underlier value) / initial average underlier value
Initial average underlier value:	The arithmetic average of the closing level of the underlier on each day during the initial value averaging period (rounded to two decimal places)
Initial value averaging period:	The 21 scheduled trading days on which no market disruption event occurs from and including the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
Closing level*:	Closing level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06746M305 / US06746M3051
Listing:	The notes will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per note	$10	$10	$0.125(2) $0.05(3)	$9.825
Total	$	$	$	$

(1)	Our estimated value of the notes on the pricing date, based on our internal pricing models, is expected to be between $9.382 and $9.682 per note. The estimated value is expected to be less than the initial issue price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page 3 of this document.
(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.125 for each note they sell. See “Supplemental Plan of Distribution” in this document.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each note.

* If the underlier is discontinued or if the sponsor of the underlier fails to publish the underlier, the calculation agent may select a successor underlier or, if no successor underlier is available, will calculate the value to be used as the closing level of the underlier. In addition, the calculation agent will calculate the value to be used as the closing level of the underlier in the event of certain changes in or modifications to the underlier. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

† Expected. In the event that we make any change to the pricing date or the original issue date, the valuation date and/or the maturity date may be changed so that the stated term of the notes remains the same. The valuation date may be postponed if the valuation date is not a scheduled trading day or if a market disruption event occurs on the valuation date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the notes and hold such notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the notes may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of notes available for secondary trading and, therefore, could adversely affect the price of the notes in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 10 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

The notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated July 18, 2016	Prospectus Supplement dated July 18, 2016	Index Supplement dated July 18, 2016

Barclays Capital Inc.

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

Additional Terms of the Notes

You should read this document together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the notes are a part. This document, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

Prospectus supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Index supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

September 2017	Page 2

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the pricing date is expected to be less than the initial issue price of the notes. The difference between the initial issue price of the notes and our estimated value of the notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

Our estimated value on the pricing date is not a prediction of the price at which the notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the notes and/or any agreement we may have with the distributors of the notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 10 of this document.

You may revoke your offer to purchase the notes at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their pricing date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

September 2017	Page 3

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the notes, or amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the notes further acknowledges and agrees that the rights of the holders of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

September 2017	Page 4

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

Investment Summary

Market-Linked Notes

The Market-Linked Notes due September 16, 2021 Based on the Value of the MSCI Europe Index, which we refer to as the notes, offer 100% participation in any positive performance of the underlier, subject to the maximum payment at maturity. The notes provide investors:

▪	an opportunity to gain exposure to the underlier

▪	the repayment of principal at maturity

▪	100% participation in any appreciation of the underlier over the term of the notes, subject to the maximum payment at maturity of at least $15.335 per note (at least 153.35% of the stated principal amount)

▪	no exposure to any decline of the underlier

If the final underlier value is less than or equal to the initial average underlier value, the payment at maturity per note will be the stated principal amount of $10. Any payment on the notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC and to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

Maturity:	Approximately 4 years
Participation rate:	100%
Maximum payment at maturity:	At least $15.335 per note (at least 153.35% of the stated principal amount)
Interest:	None

Key Investment Rationale

The notes offer exposure to any positive performance of the underlier, subject to the maximum payment at maturity, and provide for the repayment of the principal amount at maturity.

Upside Scenario	The final underlier value is greater than the initial average underlier value. In this case, at maturity, the notes pay the stated principal amount of $10 plus 100% of the underlier return, subject to the maximum payment at maturity of at least $15.335 per note (at least 153.35% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Par Scenario	The final underlier value is less than or equal to the initial average underlier value. In this case, at maturity, the notes pay the stated principal amount of $10 per note.

September 2017	Page 5

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

Selected Purchase Considerations

The notes are not suitable for all investors. The notes may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value will be greater than the initial average underlier value, and you are willing and able to accept the risk that, if it is not, you will not receive a positive return on your initial investment.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You understand and accept that any potential return on the notes is limited by the maximum payment at maturity.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the underlier, nor will you have any voting rights with respect to the securities composing the underlier.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity.

▪	You are willing and able to assume our credit risk for all payments on the notes.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The notes may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value will be less than or equal to the initial average underlier value, or you are unwilling or unable to accept the risk that, if it is, you will not receive a positive return on your initial investment.

▪	You seek an investment with uncapped exposure to any positive performance of the underlier.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the underlier.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the notes to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the notes.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the notes. You should reach a decision whether to invest in the notes after carefully considering, with your advisors, the suitability of the notes in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the index supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the notes for investment.

September 2017	Page 6

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

How the Notes Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the notes based on the following terms:

Stated principal amount:	$10 per note
Participation rate:	100%
Hypothetical maximum payment at maturity:	$15.335 per note (153.35% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than the initial average underlier value, at maturity investors will receive the $10 stated principal amount plus 100% of the appreciation of the underlier from the initial average underlier value to the final underlier value, subject to the maximum payment at maturity. Under the hypothetical terms of the notes, investors will realize the maximum payment at maturity at a final underlier value of 153.35% of the initial average underlier value.

▪	For example, if the underlier appreciates by 10%, at maturity investors would receive a 10% return, or $11.00 per note.

▪	If the underlier appreciates by 60%, investors would receive only the hypothetical maximum payment at maturity of $15.335 per note, or 153.35% of the stated principal amount.

▪	Par Scenario. If the final underlier value is less than or equal to the initial average underlier value, at maturity investors will receive the stated principal amount of $10 per note.

▪	For example, if the underlier depreciates by 5%, at maturity investors would receive the $10 stated principal amount per note.

September 2017	Page 7

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the notes. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume a hypothetical initial average underlier value of 100.00 and a hypothetical maximum payment at maturity of $15.335 per note (153.35% of the stated principal amount), and reflect the participation rate of 100%. The hypothetical initial average underlier value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual initial average underlier value. Please see “MSCI Europe Index Overview” below for recent actual values of the underlier. The actual initial average underlier value will be the arithmetic average of the closing level of the underlier on each day during the initial value averaging period. The actual maximum payment at maturity will be determined on the pricing date. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the notes.

Final Underlier Value	Underlier Return	Payment at Maturity	Total Return on Notes
180.00	80.00%	$15.335	53.35%
170.00	70.00%	$15.335	53.35%
160.00	60.00%	$15.335	53.35%
153.35	53.35%	$15.335	53.35%
150.00	50.00%	$15.000	50.00%
140.00	40.00%	$14.000	40.00%
130.00	30.00%	$13.000	30.00%
120.00	20.00%	$12.000	20.00%
110.00	10.00%	$11.000	10.00%
105.00	5.00%	$10.500	5.00%
100.00	0.00%	$10.000	0.00%
90.00	-10.00%	$10.000	0.00%
80.00	-20.00%	$10.000	0.00%
70.00	-30.00%	$10.000	0.00%
60.00	-40.00%	$10.000	0.00%
50.00	-50.00%	$10.000	0.00%
40.00	-60.00%	$10.000	0.00%
30.00	-70.00%	$10.000	0.00%
20.00	-80.00%	$10.000	0.00%
10.00	-90.00%	$10.000	0.00%
0.00	-100.00%	$10.000	0.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial average underlier value of 100.00 to a final underlier value of 160.00.

Because the final underlier value is greater than the initial average underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + supplemental redemption amount and (b) maximum payment at maturity

= the lesser of (a) $10 + ($10 × underlier return × participation rate) and (b) $15.335

First, calculate the underlier return:

underlier return = (final underlier value – initial average underlier value) / initial average underlier value

= (160.00 – 100.00) / 100.00 = 60.00%

Next, calculate the supplemental redemption amount:

supplemental redemption amount = $10 × underlier return × participation rate = ($10 × 60.00% × 100%) = $6.00

September 2017	Page 8

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

Because $10 plus the supplemental redemption amount of $6.00 is greater than the maximum payment at maturity, the payment at maturity is equal to the maximum payment at maturity of $15.335 per note, representing a 53.35% total return on the notes.

Example 2: The value of the underlier increases from the initial average underlier value of 100.00 to a final underlier value of 105.00.

Because the final underlier value is greater than the initial average underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + supplemental redemption amount and (b) maximum payment at maturity

= the lesser of (a) $10 + ($10 × underlier return × participation rate) and (b) $15.335

First, calculate the underlier return:

underlier return = (final underlier value – initial average underlier value) / initial average underlier value

= (105.00 – 100.00) / 100.00 = 5.00%

Next, calculate the supplemental redemption amount:

supplemental redemption amount = $10 × underlier return × participation rate = ($10 × 5.00% × 100%) = $0.50

Because $10 plus the supplemental redemption amount of $0.50 is less than the maximum payment at maturity, the payment at maturity is equal to $10.500 per note, representing a 5.00% total return on the notes.

Example 3: The value of the underlier decreases from the initial average underlier value of 100.00 to a final underlier value of 50.00.

Because the final underlier value is less than the initial average underlier value, the payment at maturity is equal to the stated principal amount of $10.000 per note. The investor does not receive any supplemental redemption amount, and the total return on the notes is 0.00%.

September 2017	Page 9

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

Risk Factors

An investment in the notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. Investing in the notes is not equivalent to investing directly in the underlier or any of the securities composing the underlier. The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to the Securities Generally”; and

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

▪	The notes do not pay interest and may not pay more than the stated principal amount. If the final underlier value is less than or equal to the initial average underlier value, you will receive only the stated principal amount for each note you hold at maturity and will receive no supplemental redemption amount. As the notes do not pay any interest, if the underlier does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. The notes have been designed for investors who are willing to forgo market fixed or floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the underlier.

▪	The appreciation potential of the notes is limited by the maximum payment at maturity. The appreciation potential of the notes is limited by the maximum payment at maturity of at least $15.335 per note (at least 153.35% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date. Because the payment at maturity will be limited to at least 153.35% of the stated principal amount for the notes, any increase in the final underlier value as compared to the initial average underlier value by more than 18% (in the case where the maximum payment at maturity is 153.35% of the stated principal amount) of the initial average underlier value will not further increase the return on the notes.

▪	The initial average underlier value will be the arithmetic average of the closing level of the underlier on each day during the initial value averaging period. The initial average underlier value will be the average of the closing levels of the underlier on each day during the initial value averaging period, which consists of the 21 scheduled trading days on which no market disruption event occurs from and including the pricing date. If the closing level of the underlier appreciates during the initial value averaging period, the initial average underlier value will be greater than the closing level of the underlier on the pricing date. Under these circumstances, the value above which the underlier must close on the valuation date in order for the investor to receive a positive return on their initial investment in the notes will be higher than if the initial average underlier value were the closing level of the underlier on the pricing date.

In addition, the initial average underlier value will not be determined until the end of the initial value averaging period. Accordingly, you will not know the initial average underlier value for a significant period of time after the pricing date.

▪	Credit of issuer. The notes are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the notes.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

September 2017	Page 10

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

▪	Investing in the notes is not equivalent to investing in the underlier. Investing in the notes is not equivalent to investing in the underlier or the securities composing the underlier. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underlier.

▪	The notes will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the notes in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price, if any, at which you may be able to trade your notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the notes. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the notes (as described on the cover page of this document), which may inhibit the development of a secondary market for the notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

▪	The final underlier value is not based on the value of the underlier at any time other than the valuation date. The final underlier value will be based solely on the closing level of the underlier on the valuation date and the payment at maturity will be based solely on the final underlier value as compared to the initial average underlier value. Therefore, if the value of the underlier has declined as of the valuation date, the payment at maturity may be significantly less than it would otherwise have been had the final underlier value been determined at a time prior to such decline or after the value of the underlier has recovered. Although the value of the underlier on the maturity date or at other times during the term of your notes may be higher than the closing level of the underlier on the valuation date, you will not benefit from the value of the underlier at any time other than on the valuation date.

▪	There are risks associated with investments in securities, such as the notes, linked to the value of non-U.S. equity securities. The equity securities composing the underlier are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The notes are subject to currency exchange risk. In order to calculate the value of the underlier, the prices of the securities composing the underlier are converted into U.S. dollars and those U.S. dollar prices are used to calculate the U.S. dollar value of the underlier. The U.S. dollar value of the underlier is then converted into euros by adjusting the U.S. dollar value of the underlier to reflect the return on the exchange rate between the U.S. dollar and the euro since the inception of the euro on January 1, 1999. Accordingly, your notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the securities composing the underlier trade relative to the U.S. dollar and with respect to the U.S. dollar relative to the euro. Your net exposure will depend on the extent to which each of the currencies in which the securities composing the underlier trade strengthens or weakens against the U.S. dollar and the relative weights of the securities composing the underlier denominated in those currencies, as well as on the extent to which the euro strengthens or weakens against the U.S. dollar. If, taking into account the relevant weights, the U.S. dollar strengthens against the currencies in which the securities composing the underlier trade, or if the euro strengthens against the U.S. dollar, the value of the underlier will be adversely affected and any payment on the notes may be adversely affected.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in the component countries of the underlier, the other eurozone countries and the United States and between each country and its major trading partners;

o	political, civil or military unrest in the component countries of the underlier, the other eurozone countries and the United States;

o	the extent of governmental surplus or deficit in the component countries of the underlier, the other eurozone countries and the United States; and

o	intervention by the component countries of the underlier, the other eurozone countries or the United States in currency exchange rates, including through the imposition of currency controls.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the component countries of the underlier, the other eurozone countries, the United States and those of other countries important to international trade and finance.

September 2017	Page 11

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

▪	Adjustments to the underlier could adversely affect the value of the notes. The publisher of the underlier may discontinue or suspend calculation or publication of the underlier at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the notes. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the notes prior to or during the initial value averaging period and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the notes at maturity. Any of these hedging or trading activities prior to or during the initial value averaging period could potentially increase the initial average underlier value and, therefore, the value above which the underlier must close on the valuation date so that the investor receives a positive return on their initial investment in the notes. Additionally, such hedging or trading activities during the term of the notes, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪	The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the notes in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the notes more than any other single factor, other factors that may influence the value of the notes include:

o	the volatility (frequency and magnitude of changes in value) of the underlier;

o	dividend rates on the securities composing the underlier;

o	interest and yield rates in the market;

o	time remaining until the notes mature;

o	supply and demand for the notes;

o	exchange rates of the U.S. dollar relative to the currencies in which the securities composing the underlier trade;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “MSCI Europe Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

▪	The estimated value of your notes is expected to be lower than the initial issue price of your notes. The estimated value of your notes on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your notes. The difference between the initial issue price of your notes and the estimated value of the notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

▪	The estimated value of your notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your notes on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your notes on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of notes in the secondary market. As a result, the secondary market price of your notes may be materially different from the estimated value of the notes determined by reference to our internal pricing models.

▪	The estimated value of your notes is not a prediction of the prices at which you may sell your notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your notes and may be lower than the estimated value of your notes. The estimated value of the notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the

September 2017	Page 12

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

secondary market, and do not take into account our various costs related to the notes such as fees, commissions, discounts, and the costs of hedging our obligations under the notes, secondary market prices of your notes will likely be lower than the initial issue price of your notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your notes, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your notes. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market (if Barclays Capital Inc. makes a market in the notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the notes on the pricing date, as well as the secondary market value of the notes, for a temporary period after the initial issue date of the notes. The price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your notes.

▪	We and our affiliates, and any dealer participating in the distribution of the notes, may engage in various activities or make determinations that could materially affect your notes in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the notes, as describe d below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the notes.

In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the notes.

In addition, the role played by Barclays Capital Inc., as the agent for the notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the notes and such compensation or financial benefit may serve as an incentive to sell the notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

In addition to the activities described above, we will also act as the calculation agent for the notes. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the underlier is to be determined; if the underlier is discontinued or if the sponsor of the underlier fails to publish the underlier, selecting a successor underlier or, if no successor underlier is available, determining any value necessary to calculate any payments on the notes; and calculating the value of the underlier on any date of determination in the event of certain changes in or modifications to the underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the notes, and any of these determinations may adversely affect any payments on the notes.

September 2017	Page 13

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

MSCI Europe Index Overview

The underlier is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of the developed markets in Europe. The underlier currently consists of the following 15 developed market country indices: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. The underlier covers approximately 85% of the free float-adjusted market capitalization across the European developed markets equity universe. The euro price return version of the underlier is reported under the ticker symbol “MXEU.” For more information about the underlier, see “Indices—The MSCI Indices” in the accompanying index supplement. For purposes of the accompanying index supplement, the underlier is an “MSCI Index.”

Information about the underlier as of market close on August 31, 2017:

Bloomberg Ticker Symbol:	MXEU	52 Week High:	133.83
Current Closing Level:	126.19	52 Week Low:	111.29
52 Weeks Ago (9/1/2016):	115.90

The following table sets forth the published high, low and period-end closing levels of the underlier for each quarter for the period of January 2, 2012 through August 31, 2017. The associated graph shows the closing levels of the underlier for each day in the same period. The closing level of the underlier on August 31, 2017 was 126.19. We obtained the closing levels of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing level of the underlier during the term of the notes, including on the valuation date. We cannot give you assurance that the performance of the underlier will result in investors receiving a payment at maturity greater than the stated principal amount.

MSCI Europe Index	High	Low	Period End
2012
First Quarter	94.16	85.59	91.00
Second Quarter	92.36	80.74	86.79
Third Quarter	95.16	86.60	92.57
Fourth Quarter	97.04	90.62	96.31
2013
First Quarter	102.61	96.31	100.92
Second Quarter	106.55	94.54	97.69
Third Quarter	107.75	97.80	106.16
Fourth Quarter	112.13	104.24	112.13
2014
First Quarter	115.34	108.35	113.81
Second Quarter	119.26	111.51	116.74
Third Quarter	119.21	111.17	117.21
Fourth Quarter	119.63	105.92	116.72
2015
First Quarter	137.56	112.92	135.26
Second Quarter	140.92	129.19	129.19
Third Quarter	137.84	114.32	117.25
Fourth Quarter	130.03	116.73	123.11
2016
First Quarter	123.11	102.32	113.62
Second Quarter	118.41	104.49	111.62
Third Quarter	118.29	108.01	115.82
Fourth Quarter	122.54	111.29	122.50

September 2017	Page 14

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

2017
First Quarter	128.93	121.99	128.93
Second Quarter	133.83	127.12	128.08
Third Quarter (through August 31, 2017)	130.59	124.40	126.19

Underlier Historical Performance— January 2, 2012 to August 31, 2017

Past performance is not indicative of future results.

September 2017	Page 15

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

Additional Information about the Notes

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 notes
Tax considerations:

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the notes; if you are a secondary purchaser of the notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

Assuming the treatment described above is correct, and based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. The remainder of this discussion assumes that this treatment is correct.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays EFS Solutions Structuring Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the notes.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity over the face amount of the notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” exclude from their scope instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC

September 2017	Page 16

Market-Linked Notes Based on the Value of the MSCI Europe Index due September 16, 2021

Use of proceeds and hedging:

The net proceeds we receive from the sale of the notes will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the notes by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the notes or any amounts payable on your notes. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.125 for each note they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each note.

We expect that delivery of the notes will be made against payment for the notes on or about the original issue date indicated on the cover of this document, which may be more than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the original issue date is more than two business days following the pricing date, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

September 2017	Page 17